FOR IMMEDIATE RELEASE

For additional information contact:
Richard A. Foss
President and Chief Executive Officer
(217) 245-4111

               JACKSONVILLE BANCORP, INC. TO COMMENCE SECOND STEP
                            CONVERSION AND OFFERING

Jacksonville, Illinois (May 24, 2010) - Jacksonville Bancorp, Inc., a federal corporation (NASDAQ: JXSB), the holding company of Jacksonville Savings Bank, located in Jacksonville, Illinois announced today that Jacksonville Bancorp, Inc., a Maryland corporation ("Jacksonville Bancorp-Maryland"), the proposed holding company for Jacksonville Savings Bank, and Jacksonville Bancorp, MHC have received conditional regulatory approval to commence the second step conversion and offering. Jacksonville Bancorp, Inc. also announced today that the registration statement relating to the sale of common stock of Jacksonville Bancorp-Maryland has been declared effective by the Securities and Exchange Commission.

Jacksonville Bancorp-Maryland is offering for sale the 54.1% ownership interest currently owned by Jacksonville Bancorp, MHC in Jacksonville Bancorp, Inc., which is equivalent to between $10.0 million and $13.5 million, or between 998,750 and 1,351,250 shares of common stock at $10.00 per share. Jacksonville Bancorp-Maryland may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $15.5 million or 1,553,938 shares, as a result of market demand, regulatory considerations or changes in financial markets. The number of shares to be sold in the offering and issued to public stockholders in the exchange is based on an independent appraisal of the estimated pro forma market value of Jacksonville Bancorp-Maryland at February 19, 2010.

At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Jacksonville Bancorp, Inc. will be exchanged for between 0.9615 and 1.3009 shares of Jacksonville Bancorp-Maryland, subject to a 15% increase to 1.4960 shares, based on the independent appraisal. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Jacksonville Bancorp-Maryland will be 100% owned by public stockholders, and Jacksonville Bancorp, Inc. and Jacksonville Bancorp, MHC will each cease to exist.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 998,750 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of Jacksonville Savings Bank as of May 10, 2010, and the receipt of the approval of the stockholders of Jacksonville Bancorp, Inc. as of May 10, 2010.

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On or about May 24,  2010,  offering  materials  will be mailed to  Jacksonville
Savings Bank depositors eligible to purchase shares in the subscription offering, and proxy materials will be mailed to depositors and stockholders. The subscription offering and community offering are expected to expire at 12:00 noon, Central Time, on June 15, 2010. Shares not sold in the subscription and community offerings may be sold in a syndicated community offering that will commence at a later date.

Jacksonville Bancorp-Maryland has established a Stock Information Center to handle inquiries of its depositors and stockholders with respect to the subscription and community offerings. The Stock Information Center will open on May 24, 2010. The Stock Information Center's telephone number is (877) 860-2070. Hours of operation will be from 9:00 a.m. to 5:00 p.m., Central Time, Monday through Friday, excluding bank holidays. A copy of the prospectus relating to the subscription and community offerings may be obtained from the Stock Information Center beginning on May 24, 2010.

Keefe, Bruyette & Woods, Inc. is assisting Jacksonville Bancorp-Maryland in selling its common stock in the subscription and community offerings on a best efforts basis. Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Jacksonville Bancorp, Inc. and Jacksonville Bancorp-Maryland.

Jacksonville  Savings  Bank  is  headquartered  in  Jacksonville,  Illinois  and
operates  through  seven  banking  offices  located  in  Jacksonville,   Virden,
Litchfield, Chapin, and Concord, Illinois.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Jacksonville Bancorp, Inc. and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Jacksonville Bancorp, Inc. has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Jacksonville Bancorp, Inc. are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Jacksonville Bancorp, Inc. and Jacksonville Bancorp-Maryland free of charge at the SEC's

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website,  www.sec.gov. In addition, documents filed with the SEC by Jacksonville
Bancorp, Inc. and Jacksonville Bancorp-Maryland are available free of charge from the Corporate Secretary of Jacksonville Bancorp, Inc. at 1211 West Morton Avenue, Jacksonville, Illinois 62650, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of Jacksonville Bancorp, Inc. are participants in the solicitation of proxies in favor of the conversion from the stockholders of Jacksonville Bancorp, Inc. Information about the directors and executive officers of Jacksonville Bancorp, Inc. is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.